U.S. SECURITIES AND EXCHANGE
 COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): June 2, 2016

Concierge Technologies, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-29913	95-4442384
(state of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

29115 Valley Center Rd., K-206 Valley Center, CA 92082 (866) 800-2978
(Address and telephone number of registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement

On June 2, 2016, Concierge Technologies, Inc. (the “Company”), a Nevada corporation, completed a stock purchase agreement (the “Purchase Agreement”), dated as of May 27, 2016, with Brigadier Security Systems (2000) Ltd. (“Brigadier”) and each of the shareholders of preferred and common stock of Brigadier (collectively, the “Sellers”), pursuant to which the Sellers agreed to sell, and the Company agreed to purchase (i) 10,000 Class B Shares of Brigadier, (ii) 597,218 Class F Shares of Brigadier, and (iii) 269,999 Class H shares of Brigadier (collectively, the “Shares”), which represents all the issued and outstanding preferred and common stock of Brigadier, in exchange for $1,733,000 Canadian Dollars (“CDN”) (“the Transaction”), subject to certain adjustments as explained below and provided for in the Purchase Agreement. The Purchase Agreement and related agreements described below are collectively referred to herein as the “Transaction Documents”.

The Transaction closed on June 2, 2016 (the “Closing Date”). On the Closing Date, the Company paid $1,000,000 CDN against the delivery of the Shares to the Company. The remaining balance of $733,000 CDN (the “Remaining Balance”) shall be delivered to the Sellers on the 183rd day following the Closing Date if certain sales goals are achieved. If the sales goals are not achieved, then the Remaining Balance shall be delivered to the Sellers on the 365th day following the Closing Date.

The Company entered into two separate convertible promissory notes on May 25, 2016, to help fund a portion of the purchase price for the Shares. The first convertible promissory note was with Wainwright Holdings, Inc., a Delaware corporation and entity that is affiliated with the Company’s CEO, in the principal amount of $250,000 (the “Wainwright Note”). The Wainwright Note bears interest at four percent (4%) per annum and increases to eight percent (8%) in the event of default by the Company. The Wainwright Note may be prepaid at any time in whole or in part by the Company and is convertible into common stock of the Company at the election of Wainwright Holdings on the date which is 180 days following issuance of the Wainwright Note at a conversion price of $0.13 per share.  The conversion price is subject to adjustment for mergers, consolidations, share exchanges, recapitalizations or similar events and matures on May 25, 2021. The second convertible promissory note was with the Schoenberger Family Trust, where Scott Schoenberger is the trustee of this trust and a director of the Company, in the principal amount of $250,000 (the “Schoenberger Note”). The Schoenberger Note bears interest at four percent (4%) per annum and increases to eight percent (8%) in the event of default by the Company. The Schoenberger Note may be prepaid at any time in whole or in part by the Company and is convertible into common stock of the Company at the election of the trust on the date which is 180 days following issuance of the Schoenberger Note at a conversion price of $0.13 per share.  The conversion price is subject to adjustment for mergers, consolidations, share exchanges, recapitalizations or similar events and matures on May 25, 2021. In connection with these two notes, the Company relied on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Furthermore, the purchase price for the Shares included $418,000 CDN in transferred net working capital (“TNWC”) which was adjusted to $977,333 CDN as of the Closing Date. Per the terms of the Purchase Agreement, a final TNWC calculation will be determined within 90 days from the Closing Date, and any surplus in the TNWC calculation shall be due and payable to Sellers (or refunded to the Company in the event of a deficit) within 120 days of the Closing Date.

The Transaction was approved by the unanimous written consent of the Board of Directors (the “Board”) of the Company on May 31, 2016.

In connection with the Transaction, (i) Sellers executed a non-competition and non-interference agreement with respect to Brigadier and its business and operations for a period of 5 years from the Closing Date, and (ii) Robert Freberg and Patrick Thompson, the then current officers and directors of Brigadier, resigned from their respective positions with Brigadier. Nicholas Gerber, the Company’s CEO and director, and David Neibert, the Company’s CFO and director, were appointed to Brigadier’s board of directors on June 2, 2016.

The foregoing descriptions of the Purchase Agreement and related Transaction Documents do not purport to be complete and are qualified in their entirety by reference to the full text of the documents, which are filed as exhibits to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-BalanceSheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02                      Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01                      Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The required audited financial statements of Brigadier Security Systems (2000) Ltd. will be filed by amendment to this Item 9.01(a) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The required pro forma condensed financial information with respect to the combined company will be filed by amendment to this Item 9.01(b) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated May 27, 2016, by and among Concierge Technologies, Inc., Brigadier Security Systems (2000) Ltd., and the shareholders of Brigadier Security Systems (2000) Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Concierge Technologies, Inc.

Date: June 8, 2016	By:	/s/ Nicholas Gerber
Nicholas Gerber
Chief Executive Officer